Exhibit 10(c)

                               Executive Agreement

This Employment Agreement (this "Agreement") is dated as of July 30, 2001 (the "Effective Date"), by and among Sprint Corporation, a Kansas corporation ("Sprint"), Sprint/United Management Company, a Kansas corporation and subsidiary of Sprint ("SUMC") (Sprint, SUMC and the subsidiaries of Sprint are collectively referred to herein as the "Company"), and Charles E. Levine (the "Executive"). Sprint Spectrum, L.P., is also a signatory to this Agreement for the purpose of the cancellation set forth in Section 17.

                                    Recitals

      1. Because the Company is mindful of the Executive's substantial contributions to the Company and of his attractiveness in the competitive marketplace, both within and outside of the telecommunications industry, it desires to insure his continued employment with the Company, it desires to encourage him to maintain and increase his ownership of Company stock, and it desires to provide him appropriate compensation arrangements that continue to motivate him to focus on and increase shareholder value.

     2. Executive has entered into an "Employment Agreement" dated January 21, 1997, with Sprint Spectrum, L.P., now a subsidiary of the Company, concerning the subject matter of this Agreement.

     3. The Executive has been, and now is, serving as President-Sprint PCS, reporting directly to the Company's Chief Operating Officer.

     4. The Company desires to secure the continued long-term employment of the Executive.

     5.   Certain capitalized terms used herein are defined in
          Section 8 of this Agreement.


NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, the parties hereby agree as follows:

1.   Employment and Termination

1.01.     Conditions of Employment

Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as President- Sprint PCS, with such authority, power, responsibilities, and duties customarily exercised by a person holding such positions in a company of the size and nature of the Company.

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1.02.     Performance of Duties

The Executive shall, during his employment with the Company, owe an undivided duty of loyalty to the Company and agrees to use his best efforts to promote and develop the business of the Company. The Executive agrees that during his employment with the Company, he must devote his full business time, energies, and talents to serving as a senior executive officer of the Company and that he shall perform his duties faithfully and efficiently subject to the directions of the Board of Directors of Sprint (the "Board"). Notwithstanding the foregoing, the Executive may (i) serve as a director, trustee, or officer or otherwise participate in not-for-profit educational, welfare, social, religious, and civic organizations; (ii) serve as a director of any for-profit business listed on Exhibit A hereto or, with the prior consent of the Board, serve as a director of any for-profit business that is not a Competitor, and (iii) acquire passive investment interests in one or more entities, to the extent that the other activities do not inhibit or interfere with the performance of the Executive's duties under this Agreement, or to the knowledge of the Executive conflict in any material way with the business or policies of the Company.

1.03.     Term of Employment

The term of the Executive's employment under this Agreement (the "Employment Term") begins on the Effective Date and ends on the Executive's 65th birthday (the "End Date"). This Agreement sets forth certain terms of Executive's employment during the Employment Term, the consequences of any termination of employment during the Employment Term, and the terms of certain restrictive covenants by the Executive during and after the Employment Term. The Company and Executive agree that the employment relationship is at will, and either party may terminate the employment relationship for any reason in accordance with the procedures and with the consequences set forth in this Agreement.

1.04.        Procedures for Termination

(a)  General Procedures

     Except as set forth below, any purported termination of this Agreement or of the Executive's employment by the Company or by the Executive during the Employment Term, other than by Executive's death, shall be communicated by a written notice of termination to the other party hereto delivered in accordance with Section 15 below indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Any such termination will be effective on the Termination Date.

(b)  Cause Termination

     The Company may not terminate Executive's employment for Cause during the Employment Term until it delivers to the Executive a written notice

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     stating that Executive is guilty of conduct constituting Cause by reference to one or more clauses of Section 8.05 and specifying the particulars thereof in detail.

(c)  Good Reason Termination

     Executive may terminate his employment for Good Reason during the Employment Term only within the Change in Control Protected Period, except that Executive may not give notice of termination for Good Reason during any period in which the Executive is unable to substantially perform his duties with the Company due to physical or mental illness. In order to effect a termination for Good Reason, Executive must, within 60 days following the event giving rise to Executive's claim, deliver a written notice to the Company that sets forth the specific event or circumstance giving rise to Good Reason by reference to one or more clauses of the definition of Good Reason set forth in Section 8.16 of this Agreement.

(d)  Constructive Discharge

     Executive may terminate his employment upon Constructive Discharge any time during the Employment Term following written notice and an opportunity for the Company to cure. In order to effect a termination for Constructive Discharge, Executive must deliver a written notice to the Company within 60 days following the event giving rise to Executive's claim for Constructive Discharge. The notice must set forth the specific event or circumstance giving rise to Constructive Discharge by reference to one or more clauses of the definition of Constructive Discharge set forth in Section 8.13 of this Agreement. If, within 30 days following notice from the Executive, the Company fully corrects the circumstances giving rise to the Executive's claim for Constructive Discharge, the Executive shall not be entitled to terminate his employment for Constructive Discharge by reason of such event.

(e)  Payment of Compensation Earned Through Termination Date

     Upon a termination of the Executive's employment hereunder for any reason, the Executive or, in the event of his death, the Executive's estate, in addition to any other payments or benefits to which the Executive may be entitled hereunder, is entitled to

     (i)  the Executive's Base Salary pro-rated through the Termination Date,

     (ii) any payment under the Incentive Plans for Performance Periods ending before the Termination Date, unless eliminated or reduced, and then only to the extent that such payments are eliminated or reduced, for all Senior Officers continuing employment with the Company, and

     (iii)any vacation pay for vacation accrued by the Executive in the calendar year of termination but not taken at the Termination Date.

     Except as otherwise provided herein, the Company must pay any other employee benefits to which the Executive is entitled by reason of his em-

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     ployment to the Executive or his estate at the time or times required by the terms of the applicable Company plan or policy.

(f)  Effect of Termination on Other Positions

     If, on the Termination Date, the Executive (i) is a member of the Board of Sprint or any of its subsidiaries, (ii) serves on the board of directors of any other corporation by nomination, appointment, or designation by Sprint or any of its subsidiaries, or (iii) holds any other position with Sprint or any of its subsidiaries, the Executive shall, unless otherwise agreed to by the Company, be deemed to have resigned from all such positions as of the Termination Date. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignations.

(g) Condition to Certain Payments

     Payments under Section 4 are conditioned on Executive's compliance with the requirements of Section 4.03(b).

(h) Exit Interview

     At the Company's request, Executive shall participate in an exit interview prior to his Severance Date to provide for the orderly transition of his duties, to arrange for the return of the Company's property, to discuss his intended new employment, and to discuss and complete such other matters as may be necessary to ensure full compliance with this Agreement.

2. Compensation

Subject to the terms of this Agreement, during the Employment Term, while the Executive is employed by the Company, the Company will compensate him for his services as follows:

2.01. Base Salary

The Executive shall receive an annual base salary in an amount not less than his annual salary on the Effective Date, payable in monthly or more frequent installments in accordance with the Company's payroll policies (such annual base salary as adjusted pursuant to this Section 2.01 shall hereinafter be referred to as the "Base Salary"). The Executive's Base Salary shall be reviewed, and may be increased but not decreased below the rate in effect on the Effective Date (other than across-the-board reductions similarly affecting all Senior Officers), by the Board in a manner that is fair and pursuant to its normal performance review policies for Senior Officers.

2.02. Alternative Stock-Based Awards

As partial consideration for Executive's agreements hereunder, Executive shall be granted one of the two Stock-Based Awards, at the election of Executive, on the terms set forth in this section. Executive must indicate which of the two forms of compensation he elects to receive by checking the corresponding box above his signature line at the bottom of this Agreement. If Executive signs this Agreement but checks neither box or both boxes, Executive shall be considered

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to have elected to receive restricted stock.

(a) Alternative Award of Restricted Stock If Executive elects to receive Restricted Stock, this Section 2.02(a) shall be considered a part of this Agreement, otherwise it shall not be considered a part of this Agreement.

       The Company hereby grants to Executive, as of the Effective Date, an award of (a) 6,800 shares of restricted stock of Sprint's FON Common Stock, Series 1, and (b) 9,000 shares of restricted stock of Sprint's PCS Common Stock, Series 1, under Sprint's 1990 Restricted Stock Plan, the Terms of which, to the extent not in con ict with this Agreement, are hereby incorporated into this Agreement by this reference.

       Notwithstanding the terms of the 1990 Restricted Stock Plan, the definition of a Change in Control set forth in this Agreement shall apply for all purposes.

       (1)  Lapse of Restrictions

            Executive may not sell, transfer, assign, pledge, or otherwise encumber or dispose of shares of restricted stock or use those shares in payment of the exercise price of stock options until the restrictions on the shares lapse. Restrictions on the shares covered by this award shall lapse, with respect to 25% of the total shares granted, on each of the first four anniversaries of the Effective Date.

       (2)  Rights as Stockholder and Issuance of Shares

            Except as set forth in the 1990 Restricted Stock Plan, Executive shall have all rights of a stockholder with respect to the shares of restricted stock, including the right to vote the shares of stock and the right to dividends on the shares. The shares of restricted stock shall be registered in the name of the Executive and the certificates evidencing the shares shall, at the Company's sole election, either (i) bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the award or
            (ii) be held in escrow by the Company. Within 60 days of the Effective Date of this Agreement, the Executive shall execute a stock power or powers assigning the shares of restricted stock to Sprint, and Sprint shall hold the stock power and the certificate in escrow and may use the stock power to effect forfeiture of the restricted stock to the extent the shares are forfeited under the terms of this Agreement. Sprint shall cause the certificate evidencing unrestricted shares of common stock to be issued to the Executive as soon as practicable after the restrictions lapse on the restricted shares.

(b)  Alternative Award of Stock Options

     If Executive elects to receive stock options, this Section 2.02(b) shall be considered a part of this Agreement, otherwise it shall not be considered a part of this Agreement.

     Sprint hereby grants to Executive, under Sprint's 1990 Stock Option Plan,

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     as of the Effective Date (a) an option to purchase 14,300 shares of
     Sprint's FON Stock, Series 1 and (b) an option to purchase 21,500 shares of Sprint's PCS Common Stock, Series 1, both at a strike price equal to the Fair Market Value of one share of the respective stock on July 30, 2001. The options shall become exercisable, with respect to 25% of the total shares granted, on each of the first four anniversaries of the Effective Date. The options shall expire on the 10th anniversary of the Effective Date. The terms of the 1990 Stock Option Plan, to the extent not in conflict with the terms of this Agreement, are hereby incorporated into this Agreement by reference.

     The options shall otherwise have the standard terms set forth in the 1990 Stock Option Plan and shall be subject to the 1990 Stock Option Plan, except that, for purposes of the options, (A) the term "Change in Control" shall have the meaning set forth in this Agreement rather than the meaning set forth in the 1990 Stock Option Plan and (B) the Executive need not make the agreement required by Section 7.01(m) of the 1990 Stock Option Plan to remain employed by the Company for one year from the grant date.

(c)  Provisions Applicable to Awards of both Restricted Stock and Stock Options

     (1)  Acceleration of Stock-Based Awards

          (A) Conditions to Acceleration

              The restrictions on all shares of restricted stock that have not otherwise lapsed shall lapse or the stock options shall become immediately exercisable, as the case may be, if Executive is not in breach of this Agreement and

              (i) the Company terminates Executive's employment with the Company for any reason other than for Cause or

             (ii) Executive terminates his employment with the Company by reason of Executive's Constructive Discharge or

            (iii) Executive ceases to be employed by the Company because of a sale, merger, divestiture, or other transaction entered into by the Company.

          (B) No Acceleration on Transfer of Employment to Affiliates

              In no event shall the restrictions lapse on restricted stock nor the exercisability of stock options be accelerated as provided in the prior section upon Executive's ceasing employment with the Company to commence employment with an affiliate of Sprint that is not a direct or indirect majority-owned subsidiary of Sprint.

     (2) Forfeiture of Stock-Based Award on Transfer to Affiliates and on Termination of Employment in Certain Circumstances

         Executive shall not be entitled to sell or continue to own any unvested shares of restricted stock or exercise or continue to own any unexercisable stock options, as the case may be, if before such restricted shares

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         vest or before such stock options become exercisable

         (i) Executive ceases employment with the Company and begins employment with an Affiliate of the Company,

        (ii) the Company terminates Executive's employment with the Company for any reason constituting Termination for Cause, or

       (iii) Executive terminates his employment with the Company for any reason other than (a) Constructive Discharge or (b) Good Reason.

2.03. Incentive Payments

The Executive will continue to participate in the Incentive Plans, subject to the terms and conditions of the Incentive Plans as they may from time to time be established, amended, or terminated in accordance with the Company's plans or policies governing such benefits to the Company's Senior Officers generally. The Executive's Targeted Compensation under the Incentive Plans shall be reviewed, and may be increased but not decreased below his highest Targeted Compensation in effect in 2001 (other than across-the-board reductions similarly affecting all Senior Officers), by the Board in a manner that is fair and pursuant to its normal performance review policies for Senior Officers.

2.04. Employee Benefits, Fringe Benefits and Perquisites

The Company will provide the Executive with employee benefits, fringe benefits, and perquisites (including, without limitation, miscellaneous services, life, disability, medical and dental insurance coverages, and participation in the Company's Executive Deferred Compensation Plan, Key Management Benefit Plan, Savings Plan, and the Pension Plan) that are no less favorable in the aggregate to the Executive than those provided to him as of the Effective Date, subject to amendment, modification, or termination in accordance with the Company's plans or policies governing such benefits to Senior Officers generally.

2.05. Expense Reimbursement

The Company will reimburse the Executive for reasonable expenses incurred and accounted for in accordance with the policies and procedures of the Company for Senior Officers generally, as they may from time to time be established, amended, or terminated.

2.06. Supplemental Retirement Benefits

The Company acknowledges that the Executive has previously been credited with 20 years of service as a Mid-Career Pension Enhancement under the Company's Supplemental Executive Retirement Plan ("SERP"). It is further agreed that the terms of the Pension Plan and the terms of the SERP, including any amendments hereafter adopted for said plans, shall be deemed to be incorporated by reference in this Agreement except to the extent any provisions in the plans would be inconsistent with the speciffc terms of this Agreement.

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2.07. Elimination of Section 280G Limitations

If during the Employment Term, a Change in Control or other change in the equity structure of the Company occurs that would result in the acceleration of benefits under the Company's stock option plans, restricted stock plans, or other benefit plans of the Company, except for the fact that such plans or agreements under such plans limit acceleration to amounts deductible by the Company under Code Section 280G (or any successor provision), then such limitations shall not apply to the Executive.

3. Executive Covenants

3.01. Principles of Business Conduct

The Executive shall adhere in all respects to the Company's Principles of Business Conduct (or any successor code of conduct) as in effect on the Effective Date and as they may from time to time be established, amended, or terminated.

3.02. Proprietary Information

The Executive acknowledges that during the course of his employment he has learned or will learn or develop Proprietary Information. The Executive further acknowledges that unauthorized disclosure or use of such Proprietary Information, other than in discharge of the Executive's duties, will cause the Company irreparable harm.

Except in the course of his employment with the Company under this Agreement, in the pursuit of the business of the Company, or as otherwise required in employment with the Company, the Executive shall not, during the course of his employment or at any time following termination of his employment, directly or indirectly, disclose, publish, communicate, or use on his behalf or another's behalf, any Proprietary Information. If during or after his employment the Executive has any questions about whether particular information is Proprietary Information he shall consult with the Company's General Counsel.

The Executive also agrees to promptly disclose to the Company any information, ideas, or inventions made or conceived by him that result from or are suggested by services performed by him for the Company under this Agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by the Executive to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to the Executive beyond that specifically provided in this Agreement.

3.03. Non-Competition

During the Executive's employment with the Company and during the Non-Compete Period, Executive shall not engage in Competitive Employment, whether paid or unpaid and whether as a consultant, employee, or otherwise. This provision shall not apply if, within one year following a Change in Control:

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 (i) the Company terminates Executive's employment with Employer for any reason other than Termination for Cause or Total Disability; or

(ii) Executive terminates his employment with the Company upon Constructive Discharge.

If the Executive ceases to be employed by the Company because of the sale, spin-off, divestiture, or other disposition by the Company of a subsidiary, division, or other divested unit employing the Executive, this provision shall continue to apply during the Non-Compete Period, except that the Executive's continued employment for the subsidiary, division, or other divested unit disposed of by the Company shall not be deemed a violation of this provision.

The Executive agrees that because of the worldwide nature of the Company's business, breach of this Agreement by accepting Competitive Employment would irreparably injure the Company and that, therefore, a limited geographic restriction is neither feasible nor appropriate to protect the Company's interests.

3.04. Inducement of Employees, Customers and Others

During the Executive's employment with the Company and during the Non-Compete Period, Executive may not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer business to any Competitor, and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Competitor.

3.05. No Adverse Actions

During the Non-Compete Period, the Executive shall not, without the prior written consent of the Company, in any manner, solicit, request, advise, or assist any other person or entity to (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control, or (b) seek to control in any material manner the Board.

3.06. Return of Property

The Executive shall, upon his Termination Date, return to the Company all property of the Company in his possession, including all notes, reports, sketches, plans, published memoranda, or other documents, whether in hard copy or in electronic form, created, developed, generated, received, or held by the Executive during his employment, concerning or related to the Company's business, whether containing or relating to Proprietary Information or not. The Executive shall not remove, by e-mail, by removal of computer discs or hard drives, or by other means, any of the above property containing Proprietary Information, or reproductions or copies thereof, or any apparatus from the Company's premises without the Company's written consent.

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3.07. Mutual Non-disparagement

The Executive agrees to refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director. The Company agrees to refrain from making any statements about the Executive that would disparage, or reflect unfavorably upon the image or reputation of the Executive.

3.08. Assistance with Claims

Executive agrees that, consistent with the Executive's business and personal affairs, during and after his employment by the Company, he will assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative ("Proceeding") and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive's services provided under this Agreement.

Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.

Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys' fees and shall pay a reasonable per diem fee (equal to 1/250 th of his Base Salary rate at his Termination Date) for Executive's services.

3.09. Key Man Life Insurance

The Company may, at its discretion, purchase for its own benefit and at its own expense, key man life insurance on the life of the Executive, and the Executive shall not have any right, title, or interest in or to such insurance. The Executive agrees to cooperate with the life insurance company and the Company in the insurance underwriting process, including submitting to a physical examination and other tests necessary to secure coverage, and signing all appropriate applications and written forms as may be required by the insurance company.

4. Payments On Certain Terminations

4.01. Payments on Certain Terminations Not in Connection with Change in Control

If, during the Employment Term but not within a Change in Control Protected Period, (a) the Company terminates Executive's employment with the Company for any reason other than (x) Cause or (y) Executive's Total Disability or (b) the Executive terminates his employment with the Company upon Con-

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structive Discharge, then the Executive shall, subject to the other provisions of this Section 4, be entitled to the following payments and benefits (the "Non-Change in Control Benefits") in lieu of any payments or benefits available under any and all Company separation plans or policies:

(i) The Company will pay Executive his Base Salary, in equal installments in arrears and on the same schedule as paid before his Termination Date, for a period (the "Non- Change in Control Severance Period") commencing on the Termination Date and ending on the earlier to occur of (A) the date 18 months after the Termination Date, or (B) the End Date, at the rate in effect on his Termination Date;

(ii) For the Performance Period in which the Termination Date occurs, the Company will pay the Executive, at the time when payouts are made for that Performance Period under the Short-Term Incentive Plan, an amount equal to the Termination Period Incentive Payout. In addition, the Company will pay Executive an amount equal to 1/12 th (adjusted appropriately if the Performance Period in which the Termination Date occurs is other than a 12-month period) of the Termination Period Incentive Payout at the end of each month that (1) follows the Performance Period in which the Termination Date occurs and (2) ends with or within the Non-Change in Control Severance Period. In determining the number of months, for purposes of this clause (ii), both the Termination Date and the end of the Non-Change in Control Severance Period will be rounded to the nearest month boundary by rounding to the beginning of the month if the date falls on or before the 15th of the month and to the beginning of the following month if the date falls after the 15th of the month. Any stock options granted in lieu of Targeted Compensation under the Short-Term Incentive Plan will continue to vest during the Non-Change in Control Severance Period;

(iii) (A) For Performance Periods in which the Termination Date occurs and in which the Long-Term Incentive Plan awards are to be measured in cash, the Company will pay the award with respect to each Performance Period at the time payment would be made under the plan for the Performance Period, without regard to any participation requirement, and, with respect to each Performance Period, will pay an amount equal to the Termination Period Incentive Payout; (B) for Performance Periods in which the Termination Date occurs and in which the Long-Term Incentive Plan awards are to be measured in stock options, the options granted with respect to each Performance Period will continue to vest during the Non-Change in Control Severance Period;

(iv) During the Non-Change in Control Severance Period, the Company will provide any executive medical, dental, life, and qualified or nonqualified retirement benefits that the Executive was receiving or was entitled to receive as of the Termination Date, except that long term-disability and short-term disability benefits shall cease on the Executive's last day

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       worked as an employee of the Company, but if the Executive becomes employed full-time during the Non-Change in Control Severance Period, the Executive's entitlement to continuation of these benefits shall immediately cease, except that the Executive shall retain any rights to continue coverage under the COBRA continuation provisions of the Company's welfare benefit plans by paying the applicable premium therefor;

(v) During the Non-Change in Control Severance Period, the Company will pay outplacement counseling by a firm selected by the Company to continue until such time as Executive becomes re-employed;

(vi) During the Non-Change in Control Severance Period, the Company will provide Executive with all applicable executive perquisites that the Executive was receiving or was entitled to receive on the Termination Date (including automobile allowance, communications services and all miscellaneous services) other than country club membership dues and accrual of vacation; and

(vii) The end of the Non-Change in Control Severance Period will be treated as Executive's termination date for purposes of Sprint's employee stock option plans and restricted stock plans.

In all events, the Executive's right to receive the Non-Change in Control Benefits shall cease immediately if the Executive is re-employed by the Company or an affiliate of the Company or if the Executive breaches the Restrictive Covenants. In all cases, the Company's rights under Section
7.01 shall continue.

4.02. Payments on Certain Terminations in Connection with a Change in Control

If a Change in Control occurs during the Employment Term and, within the Change in Control Protected Period, the Executive's employment with the Company is terminated (a) by the Company for any reason other than (x) Cause or (y) Executive's Total Disability, or (b) by the Executive for Good Reason, the Executive shall be entitled to the following payments and benefits (the "Change in Control Benefits") in lieu of any payments or benefits available under
Section 4.01 above or under any and all Company separation plans or policies:

(i) In lieu of any further salary payments to the Executive for periods after the Termination Date, the Company will pay to the Executive monthly (for a period (the "Change in Control Severance Period") beginning on the Termination Date and ending on the earlier to occur of (A) the date 35 months after the Termination Date or (B) the End
       Date) a payment equal to the Executive's highest monthly Base Salary (without regard to any deferred amounts) paid during the 36- month period ending on the Termination Date;

(ii) In lieu of any payments under, and notwithstanding any provisions of the Incentive Plans, the Company shall pay to the Executive an amount (the "Maximum Payout Amount") up to three times the sum of

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       (1)  the highest short-term incentive payment (without regard to any deferred amounts and without regard to any amounts with respect to which Executive elected to purchase options under the Management Incentive Stock Option Plan) and

       (2)  the highest long-term incentive payment

       received by the Executive under the Incentive Plans with respect to the three Performance Periods ending most recently on or before the Termination Date.

       The payments will be made in up to three installments on the first day of the 13th, 25th, and 35th month following the Termination Date, and each installment shall be one-third of the Maximum Payout Amount, or a lesser amount until the cumulative amount of all payments is equal to the Maximum Payout Amount times a fraction, the numerator of which is the number of months in the Change in Control Severance Period and the denominator of which is 35. For purposes of the foregoing, payments under the Long-Term Incentive Plan for Performance Periods with respect to which payments were not made in cash, but in vesting of stock options, the "payment" will be deemed to be equal to the Executive's Targeted Compensation for that Performance Period multiplied by the Performance Period Stock Appreciation for that Performance Period. Any stock options granted with respect to Performance Periods under the Long-Term Incentive Plan beginning before the Termination Date will continue to vest during the Change in Control Severance Period;

(iii) For purposes of the Company's Executive Deferred Compensation Plan, notwithstanding any provision to the contrary in such plan, the rate at which interest shall be credited to the Executive's Deferred Compensation Account A and AA (as defined in such plan) shall be equal to the maximum interest rate allowed for the account under such plan if and as amended;

(iv) For purposes of the Company's Key Management Benefit Plan, even if the Executive is not 60 years of age on the Termination Date, the Executive shall be deemed to have remained a Key Executive (as defined in such plan) until age 60;

(v) Notwithstanding anything in the Sprint Retirement Savings Plan, the Executive shall be entitled to receive a cash payment in an amount equal to the value of the unvested portion of his Company Contribution Account (as defined in such plan) as of the Termination Date;

(vi) In addition to the retirement benefits to which the Executive is entitled under the Sprint Retirement Pension Plan (the "Pension Plan") or any successor plans thereto, (1) the Executive shall be credited with three years of additional service at the Executive's highest annual compensation rate during the Employment Term for purposes of determining the amount of the Executive's pension, (2) the Executive shall, at the time of the Executive's retirement, receive the life and medical post-retirement benefits that would be due to a retiree under the Pension Plan, (3) for purposes of the Executive's supplemental retirement benefits, if any under the SERP, the Executive shall be credited as of the Termination Date with the maximum number of years of service at the Executive's highest annual compensation rate during the Employment Term potentially available to the Executive under the SERP; and (4) if the Executive takes early retirement, the Company shall supplement the Executive's pension so that the Executive is, notwithstanding the Pension Plan early retirement provisions, not subject to any early retirement pension reduction;

(vii) The Stock-Based Award shall continue to vest during the Change in Control Severance Period, and the last day of the Change in Control Severance Period shall be the Termination Date for purposes of the 1990 Stock Option Plan;

(viii) During the Change in Control Severance Period, the Company will arrange to provide the Executive with or reimburse the Executive for life, disability, medical and dental insurance coverages substantially similar to and at the same cost to the Executive as the cost to the Senior Officers during such period, but the coverages shall cease immediately if the Executive obtains subsequent employment; and

(ix) During the Change in Control Severance Period, the Company will pay outplacement counseling by a firm selected by the Company to continue until such time as Executive becomes re-employed.

In all events, the Executive's right to receive the Change in Control Benefits shall cease immediately if the Executive is re-employed by the Company or an affiliate of the Company or if the Executive breaches the Restrictive Covenants. In all cases, the Company's rights under Section
7.01 shall continue.

4.03. Other Provisions Regarding Payments and Benefits

(a)  No Mitigation; No Offset

     In the event of any termination of employment resulting in payments under this Section 4, the Executive need not seek other employment and, except as expressly provided herein, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(b)  Settlement and Release

     The payments and benefits provided for hereunder shall be in full settlement and satisfaction of all of Executive's claims and demands relating to or arising out of his employment with the Company or the termination thereof, and the Company's obligation to provide such payments and benefits is expressly made subject to and conditioned upon (i) the Executive's execution, within forty-five (45) days after the Termination Date, of a release of such claims and demands in such form as the Company may reasonably determine and (ii) the Executive's non-revocation of such release in accordance with the terms thereof.

(c)  Nature of Payments

     Any amounts due under this Section 4 are in the nature of severance payments considered to be reasonable by the parties and are not in the nature of a penalty.

(d)  Benefit Plans

     If, for any period during which the Executive is entitled to continued benefits under this Section 4, the Company reasonably determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, then, in lieu of providing benefits under any such plan, the Company shall provide comparable benefits or the cash equivalent of the cost thereof (after taking into account incremental payroll and income tax consequences thereof to the Executive and the Executive's dependents as the case may be) to the Executive and, if applicable, the Executive's dependents through other arrangements.

(e)  Other Severance Arrangements

     Except as may be otherwise specifically provided in an amendment of this
     Section 4.03(e) adopted in accordance with this Agreement, the Executive's rights under Section 4 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any other similar arrangement of the Company providing benefits upon termination of employment.

(f)  Time of Payments

     If the amount of any payment provided for in Section 4.02 cannot be calculated on or before the date on which such payment is due, the Company shall pay to the Executive on such day an estimate, as calculated in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payments when calculable.

5. Tax Reimbursement

If the benefits provided under this Agreement together with other benefits, if any, the Executive receives from the Company constitute "excess parachute payments," (the "Affected Benefits") as defined in Section 280G of the Code, the Company shall pay the Executive an additional amount such that the net amount retained by the Executive after payment of any excise tax that would be imposed by Section 4999 of the Code (the "Excise Tax") and any federal, state, and local income tax, FICA tax and Excise Tax payable with respect to the payment provided for in this Section 5, shall equal the amount the Affected Benefits would have been in the absence of the Excise Tax. For the purpose of determining the amount of the payment provided for in this Section 5, the Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rates in effect as of the payment date and the calculation shall take into account, as applicable, the deduction of any state, federal, or local income taxes.

6. Interest On Payments

If the Company fails to pay any amounts due to Executive under this Agreement as they come due, the Company agrees to pay interest on such amounts at the Applicable Federal Rate plus two percent (2%) per annum. If any payment is in excess of the amount due, the excess shall constitute a loan by the Company to the Executive, payable on the 90th day after demand by the Company, together with interest at the Applicable Federal Rate.

7. Enforcement and Remedies

7.01. Equitable Remedies

The Executive acknowledges that the Company would be irreparably injured by a violation of Sections 3.02 through 3.05 (the "Restrictive Covenants"), and he agrees that the Company, in addition to any other remedies available to it for any breach or threatened breach, shall be entitled to a preliminary or permanent injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of the Restrictive Covenants. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that the bond need not be more than a nominal sum. The Executive shall be entitled to seek specific performance of his right to be paid amounts earned through the Termination Date pursuant to Section 1.04(e) during the pendency of any dispute or controversy arising under or in connection with this Agreement.

7.02. Resolution of Disputes

All disputes, claims, or controversies arising under or in connection with this Agreement, other than those contemplated by Section 7.01 above, shall be settled exclusively by binding arbitration administered by JAMS/Endispute in the greater Kansas City area in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes, except that the parties agree that the arbitrator is not authorized or empowered to impose punitive damages on either of the parties. If the arbitrator determines that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the arbitrator shall have the authority to modify the provision or term to the minimum extent required to permit enforcement. In the event of such an arbitration proceeding, the Administrator of JAMS/Endispute will appoint the arbitrator.

7.03. Attorney Fees

If either party seeks to enforce this Agreement and prevails on the merits, the losing party agrees to pay to the prevailing party all reasonable legal fees and expenses incurred by the prevailing party in seeking such enforcement. Such payments shall be made within five (5) days after the prevailing party's request for payment accompanied by such evidence of fees and expenses incurred as the losing party reasonably may require.

8. Definitions

As used in the Agreement, the following terms shall have the meanings set forth below.

8.01. Actual Incentive Payout

"Actual Incentive Payout" means, with respect to a Performance Period, the product of (1) the Performance Measure for the Performance Period and (2) the Executive's Targeted Compensation for the Performance Period, less any deductions in payment for options under the Company's stock option plans or any other amounts chargeable against Executive's payout under the Incentive Plans.

8.02. Affliate

"Affiliate" means, with respect to any Person, a Person, other than a Subsidiary of such Person, (i) controlling, controlled by, or under common control with such Person and (ii) any other Person with whom such Person reports consolidated financial information for financial reporting purposes. "Control" for this purpose means direct or indirect possession by one Person of voting or management rights of at least 20% with respect to another Person.

8.03. Applicable Federal Rate

"Applicable Federal Rate" means the applicable Federal rate within the meaning of Section 7872 of the Code.

8.04. Capped Incentive Payout

"Capped Incentive Payout" means (i) with respect to a Performance Period under the Short-Term Incentive Plan, the product of (1) the lesser of (a) 100% and (b) the Performance Measure for the Performance Period and (2) the Executive's Targeted Compensation for the Performance Period, and (ii) with respect to a Performance Period under the Long-Term Incentive Plan, zero dollars. 8.05. Cause Termination by the Company of the Executive's employment for "Cause" means termination upon

(i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, or

(ii) the willful engaging by the Executive in conduct that is a serious violation of the Company's Principles of Business Conduct, or

(iii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company.

       For purposes of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Failure to meet performance expectations, unless willful, continuing, and substantial shall not be considered "Cause."

8.06. Change in Control

"Change in Control" means the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any "person" or "group" (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder, including, without limitation, Rule 13d-5(b)) of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange
       Act) of securities entitled to vote generally in the election of directors ("voting securities") of Sprint that represent 30% or more of the combined voting power of Sprint's then outstanding voting securities, other than

       (A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Sprint or any person controlled by Sprint or by any employee benefit plan (or related trust) sponsored or maintained by Sprint or any person controlled by Sprint, or

       (B) an acquisition of voting securities by Sprint or a corporation owned, directly or indirectly, by the stockholders of Sprint in substantially the same proportions as their ownership of the stock of Sprint, or

       (C) an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii) a change in the composition of the Board that causes less than a majority of the directors of Sprint to be directors that meet one or more of the following descriptions:

        (A) a director who has been a director of Sprint for a continuous period of at least 24 months, or

        (B) a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses (ii)(A), (B), or (C) by prior nomination or election, but excluding, for the purpose of this subclause (B), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of Sprint's assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (iii)on consummation thereof, or

        (C) who were serving on the Board as a result of the consummation of a transaction described in clause (iii) that would not be a Change in Control under clause (iii);

(iii) the consummation by Sprint (whether directly involving Sprint or indirectly involving Sprint through one or more intermediaries) of
        (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Sprint's assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

        (A) that results in Sprint's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Sprint or the person that, as a result of the transaction, controls, directly or indirectly, Sprint or owns, directly or indirectly, all or substantially all of Sprint's assets or otherwise succeeds to the business of Sprint (Sprint or such person, the "Successor Entity")) directly or indirectly, at least 50% of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

        (B) after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board's approval of the agreement providing for the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and

        (C) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this clause (C) as beneficially owning
             30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Sprint prior to the consummation of the transaction; or

(iv)    a liquidation or dissolution of Sprint.


For purposes of clarification, (x) a change in the voting power of Sprint voting securities based on the relative trading values of Sprint's then outstanding securities as determined pursuant to Sprint's Articles of Incorporation or (y) an acquisition of Sprint securities by Sprint that, in either case, by itself (or in combination only with the other event listed in this sentence) causes the Sprint's voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of Sprint's then outstanding voting securities is not to be treated as an "acquisition" by any person or group for purposes of clause (i) above. For purposes of clause (i) above, Sprint makes the calculation of voting power as if the date of the acquisition were a record date for a vote of Sprint's shareholders, and for purposes of clause (iii) above, Sprint makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of Sprint's shareholders.

8.07. Change in Control Protected Period

"Change in Control Protected Period" means a period commencing on the date of a Change in Control and ending on the earlier to occur of (A) the three year anniversary of the date of the Change in Control or (B) the day before the End Date.

8.08. Code

"Code" means the Internal Revenue Code of 1986, as amended, and references to sections of the Code include any successor provision.

8.09. Committee

"Committee" means the Organization, Compensation, and Nominating Committee of the Board or any successor committee primarily responsible for executive compensation.

8.10. Competitive Employment

"Competitive Employment" means the performance of duties or responsibilities, or the supervision of individuals performing such duties or responsibilities, for a Competitor

(i)     (A)  that are of a similar nature or employ similar professional or technical skills (for example, executive, managerial, marketing, engineering, legal, etc.) to those employed by the Executive in his performance of services for the Company at any time during the two years before the Termination Date, and

        (B) that relate to products or services that are competitive with the Company's products or services with respect to which the Executive performed services for the Company at any time during the two years before the Termination Date,

         or

(ii) in the performance of which Proprietary Information to which the Executive had access at any time during the two- year period before the Termination Date could be of substantial economic value to the Competitor.

8.11. Competitor

Because of the highly competitive, evolving nature of the Company's industry, the identities of companies in competition with the Company are likely to change over time. The following tests, while not exclusive indications of what employment may be competitive, are designed to assist the parties and any court in evaluating whether particular employment is prohibited under this Agreement.

"Competitor" means any one or more of the following

(i) any person or entity "Person" doing business in the United States or any of its Divisions employing the Executive if the Person or its Division receives at least 15% of its gross operating revenues from providing communications services of any type (for example, voice, data, including Internet, and video), employing any transmission medium (for example, wireline, wireless, or any other technology), over any distance (for ex-ample, local, long-distance, and distance insensitive services), using any protocol (for example, circuit-switched, or packet-based, such as Internet Protocol), or services or capabilities ancillary to such communications services (for example, web hosting and network security services);

(ii) any Person doing business in the United States or its Division employing the Executive if the Person or its Division receives at least 15% of its gross operating revenue from a line of business in which the Company receives at least 3% of its gross operating revenues;

(iii) any Person doing business in the United States, or its Division employing the Executive, operating for less than 5 years a line of business from which the Company derives at least 3% of its gross operating revenues, notwithstanding such Person's or Division's lack of substantial revenues in such line of business; and

(iv) any Person doing business in the United States, or its Division employing the Executive, if the Person or its Division receives at least 15% of its gross operating revenue from a line of business in which the Company has operated for less than 5 years, notwithstanding the Company's lack of substantial revenues in such line of business.

For purposes of the foregoing, gross operating revenues of the Company and such other Person shall be those of the Company or such Person, together with their Consolidated Affiliates, but those of any Division employing or proposing to employ the Executive shall be on a stand-alone basis, all measured by the most recent available financial information of both the Company and such other Person or Division at the time the Executive accepts, or proposes to accept, employment with or to otherwise perform services for such Person. If financial information is not publicly available or is inadequate for purposes of applying this definition, the burden shall be on the Executive to demonstrate that such Person is not a Competitor.

8.12. Consolidated Affiliate

"Consolidated Affiliate" means, with respect to any person or entity, all Affiliates and Subsidiaries of such person or entity, if any, with whom the financial statements of such person or entity are required, under generally accepted accounting principles, to be reported on a consolidated basis.

8.13. Constructive Discharge

"Constructive Discharge" means termination by the Executive of his employment with the Company following the occurrence of any of the following circumstances without the Executive's prior written consent unless the circumstances are fully corrected before the Termination Date specified in the notice of termination given in respect thereof:

(i) unless the Company first offers to Executive a position having an equal or greater grade rating, reassignment of Executive from his then current position with the Company to a position having a lower grade rating, in each case under the Company's methodology of rating employment positions for its employees generally;

(ii) Executive ceases to report directly to the Board, the Chief Executive Officer (or a comparable successor position), or the Chief Operating Officer (or a comparable successor position) of the Company, or

(iii) a reduction within any 24-month period (other than an across-the-board reduction similarly affecting all Senior Officers) of the Executive's Targeted Total Compensation to an amount that is less than 90% of the Executive's highest Targeted Total Compensation during the 24-month period.

(iv) a change in the Executive's base employment area to anywhere other than the Kansas City metropolitan area.

8.14. Division

"Division" means any distinct group or unit organized as a segment or portion of a Person that is devoted to the production, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity.

8.15. FON Common Stock

"FON Common Stock" means the Company's FON Common Stock, Series 1, $2.00 par value per share.

8.16. Good Reason

"Good Reason" means termination by the Executive of his employment with the Company following the occurrence of any of the following circumstances, without the Executive's express written consent:

(i) a substantial adverse alteration in the nature or status of the Executive's responsibilities or organizational reporting relationships from those in effect immediately before the Change in Control or any downgrading of the Executive's title or position from that in effect immediately before the Change in Control;

(ii) a reduction by the Company in the Executive's Base Salary as in effect on the Effective Date or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all officers of the Company and all officers of any business entity or entities in control of the Company;

(iii) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation within 7 days of the date it is due, except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any business entity or entities in control of the Company;

 (iv) (A) the relocation of the Company's principal executive offices to a location outside the metropolitan area in which such offices are located immediately before the Change in Control; or (B) the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations; or (C) the Company's requiring the Executive to travel to an extent substantially inconsistent with the Executive's business travel obligations as in effect immediately before the Change in Control;

(v) a substantial adverse alteration in the physical conditions under or in which the Executive is expected to perform the Executive's duties, other than an alteration similarly affecting all officers of the Company and all officers of any person in control of the Company;

(vi) the Company's failure to continue in effect any compensation plan in which the Executive participated immediately before the Change in Control and that is material to the Executive's total compensation, including but not limited to the Incentive Plans or any substitute plans adopted before the Change in Control, unless an equitable arrangement (embodied in an on-going substitute or alternative plan) has been made with respect to the plan, or the Company's failure to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other Senior Officers, as existed at the time of the Change in Control;

(vii) the Company's failure to continue to provide the Executive with benefits substantially similar in the aggregate to those he enjoyed under any of the Company's plans, including but not limited to the Pension Plan, stock option plans, savings plan, supplemental employee retirement agreement, the Key Management Benefit Plan, the Executive Deferred Compensation Plan, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control; or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; unless an equitable arrangement (embodied in an on-going substitute or alternative plan) has been made with respect to such benefits;

(viii) the Company's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof; or

(ix) the Company's attempt to terminate the Executive's employment without complying with the procedures set forth in Section 1.04; any such attempt shall not be effective.

8.17. Incentive Plans

"Incentive Plans" means the Long-Term Incentive Plan and the Short-Term Incentive Plan.

8.18. Long-Term Incentive Plan

"Long-Term Incentive Plan" means the Company's Long-Term Incentive Plan, together with other incentive compensation plans speciffcally approved for this purpose by the Committee.

8.19. Non-Compete Period

"Non-Compete Period" means the 18-month period beginning on the Termination Date. If the Executive breaches or violates any of the covenants or provisions of this Agreement, the running of the Non-Compete Period shall be tolled during the period the breach or violation continues.

8.20. Option Plans

"Option Plans" means the 1990 Stock Option Plan and Sprint's 1997 Long-Term Stock Incentive Program.

8.21. Performance Measure

"Performance Measure" means, with respect to any Performance Period, a measure, expressed as a percentage, of the extent to which the performance goals were achieved, as determined by the Committee, during the Performance Period.

8.22. Performance Period

"Performance Period" means a period of time under the Short- Term Incentive Plan or Long-Term Incentive Plan (1) for which the Committee establishes performance goals for the Company's business units and authorizes payment of incentive compensation based on a measure of the extent to which those goals were achieved during the period or (2) with respect to which the Committee grants employee stock options in lieu of such performance goals, the period beginning on the first day of the year in which the options are granted and ending on the first date on which the options become exercisable in full, without regard to any acceleration of vesting.

8.23. Performance Period Stock Appreciation

"Performance Period Stock Appreciation" means, with respect to any Performance Period, 1.52 times the ratio of (1) the stock price on the last trading day of the Performance Period to (2) the stock price on the first trading day of the Performance Period. For this purpose, the stock price on any day is (1) for days before November 24, 1998, the market price of the Company's common stock, par value, $2.50 per share, on that day and (2) for days on or after November 24, 1998, an amount equal to the sum of the market price of one share of FON Common Stock and one-half the market price of one share of PCS Common Stock on that day. The market price of a stock on any day is the average of the high and low prices on that day. This definition shall be adjusted to equitably reflect changes in Sprint's capital structure after the Effective Date.

8.24. PCS Common Stock

"PCS Common Stock" means the Company's PCS Common Stock, Series 1, $1.00 par value per share.

8.25. Proprietary Information

"Proprietary Information" means trade secrets (such as customer information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of the Company or the Company's affiliates, including but not limited to: computer programs, unpatented or unpatentable inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development results and plans; business and strategic plans; sales forecasts and plans; personnel information, including the identity of other employees of the Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions which information: (i) has not been made known generally to the public; and (ii) is useful or of value to the current or anticipated business, or research or development activities of the Company or of any customer or supplier of the Company, or (iii) has been identified to the Executive as confidential by the Company, either orally or in writing.

8.26. Senior Officer

"Senior Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (or any successor statute or statutes thereto), and the rules and regulations promulgated thereunder.

8.27. Short-Term Incentive Plan

"Short-Term Incentive Plan" means the Company's Management Incentive Plan, together with other incentive compensation plans specifically approved for this

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purpose by the Committee.

8.28. Stock-Based Award

"Stock-Based Award" means the award of restricted stock or stock options as elected by Executive under Section 2.02 of this Agreement.

8.29. Subsidiary

"Subsidiary" means, with respect to any Person (the "Controlling Person"), all other Persons (the "Controlled Persons") in whom the Controlling Person, alone or in combination with one or more of its Subsidiaries, owns or controls more than 50% of the management or voting rights, together with all Subsidiaries of such Controlled Persons.

8.30. Targeted Compensation

"Targeted Compensation" means, (1) with respect to any Performance Period in which the award is measured in cash, the amount established by the Committee that would be the payout under the Short-Term Incentive Plan or the Long-Term Incentive Plan, as the case may be, if the Performance Measure for the Performance Period were 100% and (2) with respect to any Performance Period in which the award is measured in stock options, the dollar amount on which the number of options to grant was based.

8.31. Targeted Total Compensation

"Targeted Total Compensation" means, as of any time, the sum of the Executive's
(1) Base Salary, (2) Targeted Compensation for the Short-Term Incentive Plan,
(3) Targeted Compensation for the Long-Term Incentive Plan, and (4) targeted value of his annual stock option award (ignoring the value of the the Stock-Based Award granted pursuant to Section 2.02 of this Agreement and options granted before the Effective Date) as adopted by the Committee.

8.32. Termination Date

"Termination Date" means (i) in the case of a termination of the Executive's employment by reason of the Executive's death, the Executive's date of death,
(ii) in the case of a termination of the Executive's employment by reason of a Constructive Discharge, the date which is thirty (30) days after the notice of termination is given, and (iii) in all other cases, the date of any notice of termination or the date, if any, on which the notice declares itself to be effective (but in no event later than the 60th day after the date on which such notice is given).

8.33. Termination Period Incentive Payout

"Termination Period Incentive Payout" means an amount equal to the weighted average of (1) the Actual Incentive Payout for the Performance Period in which the Termination Date occurs and (2) the Capped Incentive Payout for the Performance Period in which the Termination Date occurs. The weights in the weighted average will be for the amount in clause (1), the number of months in the Performance Period occurring before the Termination Date, and, for

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

clause (2), the number of months in the Performance Period occurring after the Termination Date, in each case divided by the number of months in the Performance Period. In determining the number of months, the Termination Date will be rounded to the nearest month, rounding to the beginning of the month if the Termination Date falls on or before the 15th of the month and to the beginning of the following month if the Termination Date falls after the 15th of the month.

9. Assignability, Binding Nature

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive), and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that they may be assigned or transferred to any subsidiary of Sprint or pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, but only if the assignee or transferee becomes the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will take whatever action it legally can in order to cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only in connection with the Executive's estate planning objectives or by will or operation of law.

10. Amendment

This Agreement may be amended, modified, or canceled only by mutual agreement of the parties in writing.

11. Applicable Law

The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Kansas, without regard to the conflict of law provisions of any state.

12. Tax Withholding

All payments made pursuant to this Agreement shall be subject to applicable federal and state income and to other withholding taxes.

13. Severability

The parties intend the various provisions of this Agreement to be severable and to constitute independent and distinct binding obligations. If any provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced, in whole or in part, it shall not affect or impair the validity of any other provision or part of this Agreement, and the provision or part shall be deemed modified to the minimum extent required to permit enforcement. Upon such a determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court or arbitrator, as applicable, shall have the authority to so modify the provision or term. If the provision or term is not modified by the court or arbitrator, the parties must negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions of this Agreement are preserved to the greatest extent possible.

14. Waiver of Breach

No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by the other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party to take any action by reason of such breach will not deprive the party of the right to take action at any time while the breach continues.

15. Notices

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below or at such other addresses as shall be specified by the parties by like notice:

          If to Executive:                   If to Company:
          Charles E. Levine                  Sprint Corporation
          1242 Huntington                    Attn: General Counsel
          Kansas City, MO 64113              2330 Shawnee Mission Parkway
                                             Westwood, KS 66205

or to the latest address furnished by Executive to Company for purposes of general communications.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, but any notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail, but in no event will any such communications be deemed to be given later than the date they are actually received.

16. Survivorship

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive the expiration or other termi-

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

nation to the extent necessary to carry out the intentions of the parties under this Agreement. In particular, without limiting the generality of the preceding sentence, any obligation of the Company to make payments or provide services under Section 4 shall continue beyond the end of the Employment Term and the obligations and covenants of Executive set forth in Section 3 shall continue beyond the Employment Term.

17. Entire Agreement

Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter specifically addressed herein and, except for the terms and provisions of any other employee benefit or other compensation plans (or any agreements or awards thereunder) referred to herein or contemplated hereby, this Agreement supersedes

(i) all prior and contemporaneous oral agreements, if any, between the parties relating to the subject matter specifically addressed herein; and

(ii) an "Employment Agreement" dated January 21, 1997, between Executive and Sprint Spectrum, L.P., now a subsidiary of the Company.

18. Headings

The headings in this Agreement are for convenience of reference only and will not affect the construction of any of its provisions.

19. Counterparts

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.


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


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth above.

                         Sprint Corporation

                         by:/s/ Tom Gerke
                            Thomas A. Gerke, Vice President,
                            Corporate Secretary, and Associate
                            General Counsel


                        Sprint/United Management Company


                         by:/s/ Ben Watson
                            I. Benjamin Watson, Senior Vice
                            President-Human Resources


                        Sprint Spectrum, L.P.



                         by:/s/ Dennis C. Piper
                         Dennis C. Piper-Vice President and
                         Assistant Treasurer

_X_  Restricted Stock
___  Stock Options

                         /s/ Charles Levine
                         Charles E. Levine, "Executive"



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


                                    Exhibit A

                   Boards of Directors of For-Profit Businesses


     Viisage Technology


     [[List of permitted board positions.]]






















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